UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

NATIONAL INSTRUMENTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	74-1871327
(State of Incorporation or Organization)	(IRS Employer Identification Number)

11500 North MoPac Expressway Austin, Texas	78759 (Zip Code)
(Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:     ☐

Securities Act registration statement file number to which this form relates:  N/A

 Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On January 13, 2023, the Board of Directors (the “Board”) of National Instruments Corporation (the “Company”) declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of January 13, 2023 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The dividend is payable on January 23, 2023 to the Company’s stockholders of record as of the close of business on such date.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series B Participating Preferred Stock, par value $.01 per share, for $200, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference.  The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on January 13, 2023 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

3.1
Certificate of Designations of Series B Participating Preferred Stock of National Instruments Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on January 13, 2023).

4.1
Rights Agreement, dated as of January 13, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 13, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 13, 2023

NATIONAL INSTRUMENTS CORPORATION

	By:		/s/ R. Eddie Dixon, Jr.
		Name:	R. Eddie Dixon, Jr.
		Title:	Chief Legal Officer, Senior Vice President, and Secretary